UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   May 30, 2008

Dixie Lee International Industries, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-91484	98-0363723
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.)

7 Snow Road, Napanee, Ontario, Canada K7R 0A2
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code    (613) 354-7999

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Reformation of Agreement of June 15, 2007.

In Form 8-K filed April 14, 2008, the Company reported that the original acquisition agreement of June 15, 2007 was to be reformed, with the terms effective as of June 15, 2007, so as to correct various matters.  Under the original agreement,.as previously reported on Form 8-K filed July 6, 2007, the Company, previously named “Wood Products, Inc.”, entered into a certain agreement on June 15, 2007 with Joseph Murano, the sole shareholder of Dixie Lee Food Systems (U.S.A.) Inc., whereby the Company acquired all of the issued and outstanding shares of Dixie Lee Food Systems (U.S.A.) Inc., which thereupon became a wholly-owned subsidiary of the Company.  That original agreement of June 15, is now reformed ab initio, so that the corrections are effective retroactively to the original date.  The purposes of the reformation are:

(1) to include some omitted entities and to acquire Dixie Lee Capital Corporation, so as to complete the corporation organization structure to include the international and Canadian operations, as well as the U.S. operations; and
(2) to remove the inadvertent reference to a 2% royalty payment.

As of June 15, 2007 and as of May 30, 2008 Mr. Joseph Murano was the sole owner and shareholder of, inter alia, three (3) entities:

(1) Dixie Lee Food Systems (U.S.A.), Inc.;

(2) 1652437 Ontario Ltd. which was the owner of Dixie Lee Food Systems, Ltd.; and

(3) Dixie Lee Capital Corporation.

The different business purposes of these entities are:

(1)  Dixie Lee Food Systems (U.S.A.), Inc. is the owner of the trademark for “Dixie Lee” in the United States and was established to pursue franchising in the United States, primarily in the format of diners.

(2)  Dixie Lee Food Systems, Ltd. is the franchisor of approximately (as of May 30, 2008) 31 Dixie Lee franchises in Canada and is a 50% owner of 1462103 Ontario Ltd. which is the owner of the trademark for “Dixie Lee” in Canada.

(3)  Dixie Lee Capital Corporation was established to franchise and operate company-owned “Dixie Lee” stores internationally.

The original agreement, as drafted, covered only Dixie Lee Food Systems (U.S.A.), Inc., thereby excluding the Canadian and international operations.  Certain documents executed prior to the agreement of June 15, 2007 indicate the Canadian operations were to have been included in the transaction.  In addition, certain infrastructure financing provisions required that the international operations be included.  Accordingly, a major purpose of the reformation is to include those corporations and their operations.  The acquisition of Dixie Lee Capital Corporation requires an increase in the shares being issued for the acquisitions.  See below.

During the negotiations, there were no discussions of any royalty payments to the shareholder (Mr. Murano); it was Mr. Murano’s intent and understanding that the transaction for the acquisition of Dixie Lee Food Systems (U.S.A.), Inc. was solely for the 26,500,000 shares of Common Stock of Dixie Lee International Industries, Inc.  At some point, for some reason unknown to Mr. Murano, the royalty provision was added.  The second purpose of this reformation, therefore, is to remove that inadvertent provision.  During the period from June 15, 2007 to the date of execution of this reformation, no payments have been made or accrued; the provision was being ignored.

Acquisition of Dixie Lee Capital Corporation.
As noted above, Mr. Murano also owned a corporation named “Dixie Lee Capital Corporation” which had been organized for the establishment of international franchises.  Although Mr. Murano had not originally agreed to have that corporation acquired, with the re-analysis which led to the reformation of the transaction, it became clear that the corporation and the international business operations had to be made a part of the Company.  After further negotiations, agreement was reached to acquire Dixie Lee Capital Corporation in a stock-for-stock exchange (“B” Reorganization) for 3,250,000 shares of an “Acquisition Series of Convertible Preferred Stock”, currently being designated.  The shares in the Series: (i) convert into ten (10) shares of Common Stock and are convertible at the option of the holder; (ii) vote with the Common Stock as a single class except in the election of directors and have ten(10) votes per share; (iii) in the election of directors, elect a majority of the Board of Directors until June 30, 2013, at which date the voting for directors will be treated like other matters submitted to the shareholders for approval; and (iv) shall receive such dividends as the Board of Directors may declare from time to time.

Item 3.02	Unregistered Sales of Equity Securities.

Preferred Stock
On April 8, 2008, in anticipation of the reformation, the Company issued (in uncertificated form pending formal designation) 3,250,000 shares of its Acquisition Series of Convertible Preferred Stock, which is in the process of formal designation the Nevada Secretary of State, to Joseph Murano in exchange for all of the issued and outstanding capital stock of Dixie Lee Capital Corporation. The issuance of the shares was considered exempt pursuant to Section 4(2) of the Securities Act of 1933 as amended.  Since the reformation is now effective, the series is being designated and the shares will be issued in certificated form.

Item 9.01                                Financial Statements and Exhibits.

Exhibit 10.1	Reformed Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIXIE LEE INTERNATIONAL
INDUSTRIES, INC.
By: /s/ Joseph Murano, President

June 4, 2008

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